Exhibit 5.1
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                               MERITZ & MUENZ LLP

                                COUNSELORS AT LAW

                               THREE HUGHES PLACE
                            DIX HILLS, NEW YORK 11746
                                    --------

                            Telephone: (631) 242-7384
                            Facsimile: (631) 242-6715
                          E-mail: Lmuenz@optonline.net


                                        February 4, 2004

iVoice, Inc.
750 Highway 34
Matawan, New Jersey 07747

            Re:   Registration Statement on Form SB-2
                  -----------------------------------

Ladies and Gentlemen:

      We have acted as counsel to iVoice, Inc., a New Jersey corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2 (File No. 333-111695) (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 4,700,000,000 shares of Class A common stock, no par value per share, of the Company (the "Class A Common Stock"), which includes (i) 306,060,606 shares of Class A Common Stock (the "Shares"),
(ii) 3,693,939,394 shares of Class A Common Stock (the "Equity Distribution Shares") issuable pursuant to a Standby Equity Distribution Agreement dated as of December 31, 2003, between the Company and Capital Cornell Partners, L.P. (the "Equity Distribution Agreement"), and (iii) 700,000,000 shares of Class A Common Stock (the "Conversion Shares") issuable upon the conversion of shares of the Company's Class B common stock, $.01 par value per share, held by Jerome R. Mahoney.

      We have made such inquiries and reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, and we have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company.

      Based upon and subject to the foregoing, we are of the opinion that:

            1.    the Shares are legally issued, fully paid and non-assessable;

            2. the Equity Distribution Shares, when issued and paid for in accordance with the terms and conditions of the Equity Distribution Agreement, will be legally issued, fully paid and non-assessable; and

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iVoice, Inc.
February 3, 2004
Page 2



            3. the Conversion Shares, when issued and paid for in accordance with the terms and conditions of the Certificate of Incorporation of the Company filed with the Secretary of State of the State of New Jersey on April 25, 2003, will be legally issued, fully paid and non-assessable.

      We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.



                                    Very truly yours,

                                    /s/ Mertitz & Muenz LLP

                                    Meritz & Muenz LLP